RELEASE

Exhibit 99.1

Alector Reports Second Quarter 2025 Financial Results

and Provides Business Update

On track to report topline data by mid-Q4 2025 from the pivotal INFRONT-3 Phase 3 clinical trial of latozinemab in FTD-GRN, a severe, rare form of dementia with no approved treatments

Ongoing Phase 2 PROGRESS-AD trial of AL101 in early Alzheimer’s disease expected to complete in 2026

Continuing to progress Alector Brain Carrier programs, including the company’s anti-amyloid beta antibody, engineered GCase enzyme replacement therapy, and anti-tau siRNA

$307.3 million in cash, cash equivalents, and investments provides runway into the second half of 2027

Management to host conference call and webcast today at 4:30 p.m. ET/1:30 p.m. PT

South San Francisco, Calif., August 7, 2025 -- Alector, Inc. (Nasdaq: ALEC), a late-stage clinical biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today reported second quarter 2025 financial results and recent portfolio and business updates. As of June 30, 2025, Alector’s cash, cash equivalents, and investments totaled $307.3 million.

“The topline results from the pivotal INFRONT-3 Phase 3 trial of latozinemab, expected by mid- fourth quarter, represent a key inflection point for Alector and for the FTD community,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “FTD is a devastating form of dementia that affects people in the prime of life, with no approved treatments, and is often fatal within a decade of diagnosis. Heterozygous loss-of-function mutations in the GRN gene reduce progranulin levels by about 50%, impairing neuronal function and driving neurodegeneration. Latozinemab, our investigational therapy for FTD-GRN being developed in collaboration with GSK, is designed to restore progranulin levels in the brain. Supported by data from an open-label Phase 2 study, the FDA granted Breakthrough Therapy designation to latozinemab. The INFRONT-3 results will inform our next steps toward potential registration and may bring us one step closer to delivering a treatment for this relentless disease.”

Dr. Rosenthal continued, “In parallel, we are advancing AL101 in early Alzheimer’s disease, with a placebo-controlled, double-blind, 76-week Phase 2 trial that is expected to complete in 2026. At the same time, we continue to build our preclinical and research pipeline, including brain-penetrant candidates enabled by our proprietary Alector Brain Carrier platform. Progressing late-stage clinical programs while investing in innovative early assets positions

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Alector to create near- and long-term value for both patients and shareholders. With a cash runway into the second half of 2027, we are well resourced to advance our scientific and strategic goals.”

Sara Kenkare-Mitra, Ph.D., President and Head of Research and Development at Alector, added, “Over the past quarter, we’ve made steady progress across our wholly owned preclinical and research pipeline, including programs powered by our proprietary Alector Brain Carrier platform. This technology is designed to deliver therapeutic cargos, including antibodies, proteins, enzymes, and siRNA, across the blood-brain barrier, a critical challenge in treating neurodegeneration. Using this approach, we’re progressing brain-penetrant candidates, including our anti-amyloid beta antibody and anti-tau siRNA for Alzheimer’s disease, as well as our engineered GCase enzyme replacement therapy for Parkinson’s disease. This work underscores our commitment to developing first- and best-in-class therapies for patients with serious neurodegenerative diseases.”

Recent Clinical Updates

Progranulin Programs (latozinemab (AL001) and AL101/GSK4527226) Being Developed in Collaboration with GSK

Latozinemab

•
Alector and GSK remain on track to report topline data by the middle of the fourth quarter of 2025 from the pivotal, 96-week, randomized, double-blind, placebo-controlled INFRONT-3 Phase 3 trial evaluating latozinemab in frontotemporal dementia due to a GRN gene mutation (FTD-GRN). Pending the trial’s outcome, the companies are preparing for potential Biologics License Application (BLA) and Marketing Authorization Application (MAA) submissions in 2026.

•
The statistical analysis plan (SAP) for INFRONT-3 has been amended after engagement with the U.S. Food and Drug Administration (FDA). The SAP will include plasma progranulin (PGRN) as a co-primary endpoint along with the Clinical Dementia Rating® plus National Alzheimer’s Coordinating Center Frontotemporal Lobar Degeneration Sum of Boxes (CDR® plus NACC FTLD-SB).

•
Frontotemporal dementia (FTD) is a rare neurodegenerative disease and the most common form of dementia for people under the age of 60.1 It affects an estimated 50,000 to 60,000 individuals in the United States and roughly 110,000 in the European Union.2,3 There are several heritable forms of FTD, including FTD-GRN, which is caused by mutations in the GRN gene and represents about 5% to 10% of all cases.⁴ People with FTD often begin experiencing symptoms such as behavioral changes, lapses in judgment, and diminished

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language skills in their 40s and 50s.1 The disease typically progresses over 7 to 10 years and is ultimately fatal.5 Currently, there are no approved treatment options for any form of FTD.1

•
Heterozygous loss-of-function mutations in the GRN gene lead to haploinsufficiency, reducing PGRN levels in the central nervous system by 50%. These mutations are a known genetic cause of FTD.6 PGRN is a secreted glycoprotein that regulates lysosomal function, neuronal survival, and inflammation in the brain.6

•
Latozinemab is a novel, investigational human monoclonal antibody (mAb) designed to block and internalize the sortilin receptor to elevate PGRN levels in the brain. It is believed to be the most advanced therapeutic candidate in development for the treatment of FTD-GRN.

•
Latozinemab has been granted Breakthrough Therapy and Fast Track designations by the FDA for the treatment of FTD-GRN, as well as Orphan Drug designation for the treatment of FTD from both the FDA and the European Medicines Agency.

AL101/GSK4527226

•
The global, randomized, double-blind, placebo-controlled PROGRESS-AD Phase 2 clinical trial of AL101/GSK4527226 in early Alzheimer’s disease (AD) is ongoing, with enrollment completed in April 2025 and trial completion expected in 2026.

•
AL101 is an investigational human mAb designed to block and internalize the sortilin receptor to elevate the level of PGRN in the brain. It is similar to latozinemab but has distinct pharmacokinetic and pharmacodynamic properties that may make it suitable for the potential treatment of more prevalent neurodegenerative diseases.

•
In July 2025, Alector published a manuscript titled “Development of AL101 (GSK4527226), a progranulin-elevating monoclonal antibody, as a potential treatment for Alzheimer’s disease” in Alzheimer’s Research & Therapy. The publication outlines preclinical and Phase 1 study results, demonstrating that AL101 bound to sortilin and decreased cell surface sortilin levels, leading to consistent elevations of PGRN across in vitro, preclinical, and Phase 1 studies. These results support continued development of AL101 and its investigation as a potential treatment for AD and other neurodegenerative conditions where PGRN could play a role.

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Preclinical and Research Pipeline

Alector continues to advance its preclinical and early research pipeline, selectively supported by Alector Brain Carrier (ABC), the company’s proprietary blood-brain barrier technology platform.

•
The company is progressing ADP037-ABC, its brain-penetrant anti-amyloid beta antibody in AD; ADP050-ABC, its brain-penetrant engineered GCase enzyme replacement therapy in Parkinson’s disease; and ADP064-ABC, its brain-penetrant anti-tau siRNA in AD, all of which are enabled by ABC. Alector is currently evaluating potential candidates and continues to target clinical entry for ADP037-ABC and ADP050-ABC in 2026, pending resource allocation, lead candidate selection, and the results of preclinical studies.

Corporate News

•
Neil Berkley, M.B.A., assumed the role of Interim Chief Financial Officer in June 2025 while continuing as Chief Business Officer. With a proven track record in corporate development and business strategy, Mr. Berkley brings insightful leadership to Alector as the company advances through key clinical and research milestones in his expanded role.

•
In the third quarter of 2025, the U.S. Patent and Trademark Office issued a patent covering methods of treatment using latozinemab in individuals with FTD-GRN.

Second Quarter 2025 Financial Results

Revenue. Collaboration revenue for the quarter ended June 30, 2025, was $7.9 million, compared to $15.1 million for the same period in 2024. The $7.2 million decrease was mainly due to the satisfaction of the performance obligation associated with the AL002 program and the latozinemab FTD-C9orf72 Phase 2 trial in the fourth quarter of 2024.

R&D Expenses. Total research and development expenses for the quarter ended June 30, 2025, were $27.6 million, compared to $46.3 million for the quarter ended June 30, 2024. The decrease of $18.7 million was mainly due to a decrease in research and development expenses for the AL002 program and latozinemab program as well as a decrease in personnel related costs as a result of the reductions in force.

G&A Expenses. Total general and administrative expenses were $14.4 million for both the three months ended June 30, 2025, and the three months ended June 30, 2024.

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Net Loss. For the quarter ended June 30, 2025, Alector reported a net loss of $30.5 million, or $0.30 per share, compared to a net loss of $38.7 million, or $0.40 net loss per share, for the same period in 2024.

Cash Position. Cash, cash equivalents, and investments were $307.3 million as of June 30, 2025. Management anticipates that this will be sufficient to fund Alector’s operations into the second half of 2027.

2025 Guidance. Management is updating its guidance for the year ending 2025. The company anticipates collaboration revenue to be between $13 million and $18 million, total research and development expenses to be between $130 million and $140 million, and total general and administrative expenses to be between $55 million and $65 million.

About Alector

Alector is a late-stage clinical biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of genetically validated programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as frontotemporal dementia, Alzheimer’s disease, and Parkinson's disease. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being selectively applied to its next-generation product candidates and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, blood-brain barrier technology platform, research and preclinical pipeline, planned and ongoing preclinical studies and clinical trials, anticipated timing of and detail regarding release of data for INFRONT-3 and PROGRESS-AD, expected milestones, expectations of our collaborations, expectations of our interactions with regulatory authorities, and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Quarterly Report on Form 10-Q filed on August 7, 2025, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2025	2024

Cash, cash equivalents, and marketable securities	$307,280	$413,397
Total assets	356,422	468,303
Total current liabilities (excluding deferred revenue)	70,952	101,396
Deferred revenue (including current portion)	182,272	195,832
Total liabilities	285,247	341,503
Total stockholders’ equity	71,175	126,800

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Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Collaboration revenue	$7,874	$15,083	$11,548	$30,976
Operating expenses:
Research and development	27,611	46,314	61,252	91,481
General and administrative	14,401	14,375	29,129	28,809
Total operating expenses	42,012	60,689	90,381	120,290
Loss from operations	(34,138)	(45,606)	(78,833)	(89,314)
Other income, net	3,614	7,003	7,838	14,639
Net loss before income tax	(30,524)	(38,603)	(70,995)	(74,675)
Income tax expense	—	73	—	80
Net loss	$(30,524)	$(38,676)	$(70,955)	$(74,755)
Net loss per share, basic and diluted	$(0.30)	$(0.40)	$(0.71)	$(0.78)
Shares used in computing net loss per share basic and diluted	100,371,632	96,674,921	99,887,605	95,242,548

REFERENCES

1.
The Association for Frontotemporal Degeneration (AFTD).
2.
Patient estimates based on internal forecasting analysis using published literature sources.
3.
E.U. estimates include EU5 countries only (Spain, Italy, France, U.K. and Germany).
4.
FTD Disorders Registry.
5.
Taylor R, Finger E. Frontotemporal dementias. Pract Neurol. 2019 Jun.
6.
Rhinn H, et al. Progranulin as a therapeutic target in neurodegenerative diseases. Trends Pharmacol Sci. 2022 Aug;43(8):641-652.

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Alector Contacts:

Alector

Katie Hogan

202-549-0557

katie.hogan@alector.com

Argot Partners (media)
David Rosen
646-461-6387

alector@argotpartners.com

Argot Partners (investors)
Laura Perry
212-600-1902
alector@argotpartners.com